Exhibit 3.1

Limited Liability Company Agreement of

SOSRx, LLC

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SOSRx, LLC

Limited Liability Company Agreement

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into this 15th day of February, 2022 hereto (“Effective Date”).

Explanatory Statement

The parties have agreed to form and operate a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq, in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

Section I

Defined Terms

The following terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Delaware Limited Liability Company Act, 6 Del.C. § 18-101 et seq., as amended from time to time.

“Affiliate” means, with respect to any Member, any Person: (i) which owns more than 50% of the voting interests in the Member; or (ii) in which the Member owns more than 50% of the voting interests; or (iii) in which more than 50% of the voting interests are owned by a Person who has a relationship with the Member described in clause (i) or (ii) above.

“Agreement” means this Limited Liability Company Agreement, as amended from time to time.

“Capital Account” means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

(i) an Interest Holder’s Capital Account shall be credited with the Interest Holder’s Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder’s distributive share of Profit and any item in the nature of income or gain specially allocated to such Interest Holder pursuant to the provisions of Section IV; and

(ii) an Interest Holder’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the amount of any liabilities of the Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the Interest Holder’s distributive share of Loss, and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Section IV.

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If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest.

“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed or deemed contributed under the Code to the Company by a Member, net of liabilities assumed or to which the assets are subject.

“Capital Proceeds” means the gross receipts received by the Company from a Capital Transaction.

“Capital Transaction” means any transaction other than in the ordinary course of business which results in the Company’s receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property other than in the ordinary course of business, financing, refinancing, condemnations, recoveries of damage awards and insurance proceeds.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Management Committee. Cash Flow shall not include Capital Proceeds but shall be increased by the reduction of any reserve previously established.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Office of the Delaware Secretary of State in accordance with the Act.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company formed in accordance with this Agreement.

“Company Assets” means the operating assets of the company, including but not limited to those assets listed in the Asset Contribution Agreement, attached hereto as Exhibit E.

“Exchange Health” means Exchange Health, LLC, a Michigan limited liability company.

“Interest” means an Interest Holder’s share of the Profits and Losses of, and the right to receive distributions from the Company.

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“Interest Holder” means any Person who holds an Interest, whether as a Member or an assignee of a Member who has not been admitted to the Company as a Member.

“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:

(i) the Member makes an assignment for the benefit of creditors;

(ii) the Member files a voluntary petition of bankruptcy;

(iii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

(iv) the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(v) the Member seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties;

(vi) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);

(vii) within one hundred twenty days (120) days of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation if the proceeding has not been dismissed, or within ninety (90) days after the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed, or if the appointment is stayed, for ninety (90) days after the expiration of the stay which period the appointment is not vacated;

(viii) if the Member is an individual, the Member’s death or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property;

(ix) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

(x) if the Member is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

(xi) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or

(xii) if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company.

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“Management Committee” means the Management Committee described and constituted pursuant to Section 5.1 of this Agreement.

“Member” means each Person signing this Agreement and any Person who subsequently is admitted as a member of the Company in accordance with the terms of this Agreement.

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; and (iii) right to participate in the management of and vote on matters coming before the Company.

“Negative Capital Account” means a Capital Account with a balance of less than zero.

“Percentage” means, as to a Member, the percentage set forth after the Member’s name on Exhibit A of this Agreement, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage of the Member’s Interest that has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member’s Interest.

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Positive Capital Account” means a Capital Account with a balance greater than zero.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with applicable partnership tax rules.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Supermajority Interest” shall mean the affirmative vote of Members holding at least 66 2/3% of the outstanding Interests.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

“Trxade Health” Means TRxADE HEALTH, INC., a Delaware corporation.

“Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Value of any asset (other than money) contributed by a Member to the Company shall be the gross fair market value of such asset (i) as set forth on a schedule hereto or (ii) if such asset is not listed on such schedule, as reasonably determined by the Management Committee;

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(b) the Values of all Company Assets shall be adjusted to equal their respective gross fair market values as reasonably determined by the Manager as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property in respect of an interest in the Company; (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; or (iv) any other instance in which such adjustment is permitted under Treasury Regulations Section 1.704-1(b)(2)(iv) (e.g., in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company); provided, however, that any adjustment pursuant to clauses (i), (ii), (iii), and (iv) above shall be made only if the Management Committee in reasonable good faith determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(c) the Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined in reasonable good faith by the Management Committee.

If the Value of an asset has been determined or adjusted pursuant to clause (a) or (b), such Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

“Voluntary Withdrawal” means a Member’s dissociation with the Company by means other than by a Transfer in compliance with this Agreement or an Involuntary Withdrawal.

Section II

Formation and Name: Office; Purpose; Term

2.1. Organization. The parties hereby organize a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, the Management Committee shall cause a Certificate of Formation to be executed and filed with the Office of the Secretary of State of the State of Delaware.

2.2. Name of the Company. The name of the Company shall be “SOSRx, LLC.” The Company may do business under that name and under any other name or names upon which the Management Committee selects in its sole discretion. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a fictitious name certificate or any other documents as required by applicable law.

2.3. Purpose. The Company is organized conduct it distribution business and otherwise deal in and with the Company Assets and to do any and all things necessary, convenient, or incidental to that purpose (the “Business”).

2.4. Term. The term of the Company shall begin upon the acceptance of the Certificate of Formation by the office of the Secretary of State of the State of Delaware and shall continue in existence in perpetuity, unless its existence is sooner terminated pursuant to Section VII of this Agreement.

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2.5. Registered Office. The registered office of the Company in the State of Delaware shall be located at 850 New Burton Road, Suite 201, Dover, DE 19904 or at any other place within the State of Delaware which the Management Committee shall select. The principal office of the Company shall be at any other location which the Management Committee shall select.

2.6. Registered Agent. The name of the Company’s registered agent in the State of Delaware shall be COGENCY GLOBAL INC.

2.7. Members. The name, present mailing address, taxpayer identification number, and Percentage of each Member are set forth on Exhibit A attached hereto.

Section III

Members; Capital; Capital Accounts

3.1. Initial Contributions. Upon the execution of this Agreement:

3.1.1 Trxade Health shall (a) contribute cash to the Company in the amount of $325,500; (b) ) contribute a promissory note for $500,000, bearing interest at prime plus 2%, with (i) one-third of the principal and interest payable after one year and (ii) the remaining two-thirds of principal and interest payable quarterly over the next two years in the form attached here as Exhibit B (the “Note”); (c) make an earnout payment of up to $400,000, payable, at Trxade Health’s discretion, in cash or Common Stock of Trxade Health at the then current trading price with the total amount based achievement of certain revenue targets of the Company achievable over two years and further described on Exhibit C attached hereto (the “Earn Out Payment”); and (d) enter into a Distribution Agreement with the Company, in the form attached hereto as Exhibit D (the “Distribution Agreement”), having the agreed value listed in the Capital Account.

3.1.2 Exchange Health shall contribute to the Company that property and those contracts and licenses described in the Asset Contribution Agreement, attached hereto as Exhibit E (the “ACA”) having the agreed value listed in the Capital Account, in exchange for: its Interest set for on Exhibit A, Exchange Health’s assumption of the Note and the Earn Out Payments, and the Company’s payment to Exchange Health of $275,000, as further set forth in the ACA.

3.1.3 Notwithstanding anything herein to the contrary, the maximum number of shares of Trxade Health Common Stock to be issued in connection with the Earn Out Payment or otherwise hereunder shall not (i) exceed 19.9% of the outstanding shares of Trxade Health Common Stock immediately prior to the adoption of this Agreement, (ii) exceed 19.9% of the combined voting power of the then outstanding voting securities of Trxade Health immediately prior to the adoption of this Agreement, in each of subsections (i) and (ii) before the issuance of the Trxade Health Common Stock hereunder in connection with the earnout, or (iii) otherwise exceed such number of shares of Trxade Health Common Stock that would violate applicable listing rules of the NASDAQ Stock Market in the event the Trxade Health stockholders do not approve the issuance of the Trxade Health Common Stock hereunder (the “Share Cap”). In the event the number of shares of Trxade Health Common Stock to be issued hereunder, whether as part of the Earn Out Payment or otherwise, exceeds the Share Cap, then Trxade Health shall instead be required to pay cash in connection with such Earn Out Payment or portion thereof which would exceed the Share Cap, or it shall otherwise first obtain the approval of the Trxade Health stockholders under applicable rules and requirements of the NASDAQ Capital Market prior to issuing such shares of Trxade Health Common Stock.

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3.2. Additional Capital Contributions.

3.2.1. If the Management Committee at any time or from time to time determines that the Company requires additional Capital Contributions, then the Management Committee shall give notice to each Member of (i) the total amount of additional Capital Contributions required, (ii) the reason the additional Capital Contribution is required, (iii) each Member’s proportionate share of the total additional Capital Contribution (determined in accordance with this Section), and (iv) the date each Member’s additional Capital Contribution is due and payable, which date shall be thirty (30) days after the notice has been given. A Member’s proportionate share of the total additional Capital Contribution shall be equal to the product obtained by multiplying the Member’s Percentage and the total additional Capital Contribution required. A Member’s proportionate share shall be payable in cash or by certified check or by wire transfer.

3.2.2. Except as provided in Section 3.2.1, no Member shall be required to contribute any additional capital to the Company, and no Member shall have any personal liability for any obligation of the Company or any other Member except to the extent provided in Section 3.2.3.

3.2.3. If a Member fails to pay when due all or any portion of any Capital Contribution, the Management Committee shall request the non-defaulting Members to pay the unpaid amount of the defaulting Member’s Capital Contribution (the “Unpaid Contribution”). To the extent the Unpaid Contribution is contributed by any other Member, the defaulting Member’s Percentage shall be reduced and the Percentage of each Member who makes up the Unpaid Contribution shall be increased, so that each Member’s Percentage is equal to a fraction, the numerator of which is that Member’s total Capital Contribution and the denominator of which is the total Capital Contributions of all Members. The Management Committee shall amend Exhibit A accordingly. This remedy is in addition to any other remedies allowed by law or by this Agreement.

3.3. No Interest on Capital Contributions. Interest Holders shall not be paid interest on their Capital Contributions.

3.4. Return of Capital Contributions. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to the return of any Capital Contribution.

3.5. Capital Accounts. A separate Capital Account shall be maintained for each Interest Holder.

3.6. Loans. Any Member or the Management Committee may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member and the Management Committee shall agree.

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Section IV

Profit, Loss, and Distributions

4.1. Distributions of Cash Flow and Allocations of Profit or Loss Other than from Capital Transactions.

4.1.1. Profit or Loss Other Than from a Capital Transaction. After giving effect to the special allocations set forth in Section 4.3, for any taxable year of the Company, Profit or Loss (other than Profit or Loss resulting from a Capital Transaction, which Profit or Loss shall be allocated in accordance with the provisions of Sections 4.2.1 and 4.2.2) shall be allocated to the Interest Holders such that the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 4.2, if the Company’s assets sold for cash equal to their Values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Values of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 4.2 to the Members immediately after making such allocation; provided, however, that the Net Losses allocated to a Member shall not exceed the maximum amount of Net Losses that can be so allocated without causing such Member to have a negative Capital Account balance at the end of any Fiscal Year.

4.1.2. Cash Flow. Subject to applicable law and any limitations contained elsewhere in this Agreement, Cash Flow for each taxable quarter and year of the Company shall be distributed to the Interest Holders in proportion to their Percentages no later than sixty (60) days after each fiscal quarter and seventy-five (75) days after the end of the taxable year.

4.2. Distribution of Capital Proceeds and Allocation of Profit or Loss from Capital Transactions.

4.2.1. Profit. After giving effect to the special allocations set forth in Section 4.3, Profit from a Capital Transaction shall be allocated as follows:

4.2.1.1. If one or more Interest Holders has a Negative Capital Account, to those Interest Holders, in proportion to their Negative Capital Accounts, until all of those Negative Capital Accounts have been increased to zero.

4.2.1.2. Any Profit not allocated pursuant to Section 4.2.1.1 shall be allocated to the Interest Holders in proportion to, and to the extent of, the amounts distributable to them pursuant to Sections 4.2.3.4.1 and 4.2.3.4.3.

4.2.1.3. Any Profit in excess of the foregoing allocations shall be allocated to the Interest Holders in proportion to their Percentages.

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4.2.2. Loss. After giving effect to the special allocations set forth in Section 4.3, Loss from a Capital Transaction shall be allocated as follows:

4.2.2.1. If one or more Interest Holders has a Positive Capital Account, to those Interest Holders, in proportion to their Positive Capital Accounts, until all Positive Capital Accounts have been reduced to zero.

4.2.2.2. Any Loss not allocated to reduce Positive Capital Accounts to zero pursuant to Section 4.2.2.1 shall be allocated to the Interest Holders in proportion to their Percentages.

4.2.3. Capital Proceeds. Subject to applicable law and any limitations contained elsewhere in this Agreement, Capital Proceeds shall be distributed and applied by the Company in the following order and priority:

4.2.3.1. to the payment of all expenses of the Company incident to the Capital Transaction; then

4.2.3.2. to the payment of debts and liabilities of the Company then due and outstanding (including all debts due to any Interest Holder); then

4.2.3.3. to the establishment of any reserves which the Management Committee deems necessary for current and future liabilities or obligations and business plan of the Company; then

4.2.3.4. the balance shall be distributed as follows:

4.2.3.4.1. to the Interest Holders in proportion to their Capital Account balances, until their remaining Capital Account balances have been paid in full;

4.2.3.4.2. if any Interest Holder has a Positive Capital Account after the distributions made pursuant to Section 4.2.3.4.1 and before any further allocation of Profit pursuant to Section 4.2.1.3, to those Interest Holders in proportion to their Positive Capital Accounts; then

4.2.3.4.3. the balance, to the Interest Holders in proportion to their Percentages.

4.3. Tax Distributions

4.3.1. During each taxable year of the Company, and in any event no later than March 31 of the following taxable year, each Interest Holder who has been allocated net taxable income of the Company for such taxable year shall be entitled to receive a cash distribution (or distributions) equal to his allocable share of such net taxable income multiplied by a percentage equal to the highest rate of tax imposed on individuals for federal and applicable state income tax purposes for such taxable year (without regard to alternative minimum taxes or tax surcharges), (a “Tax Distribution”). The Company may distribute Tax Distributions in quarterly installments on an estimated basis prior to the end of a taxable year.

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4.3.2. Any Tax Distributions shall be deemed to be an advance distribution of amounts otherwise distributable to the Interest Holders pursuant to Section 4.1.2.

4.3.3. Notwithstanding the provisions of this Section 4.3, the Management Committee may suspend, withhold and/or cancel any Tax Distributions to the Interest Holders in the event that any such Tax Distribution, in the sole and absolute discretion of the Management Committee, likely would cause the Company to breach any material agreement to which the Company is a party, including without limitation any loan document or promissory note to a primary commercial lender of the Company.

4.4. Liquidation and Dissolution.

4.4.1. If the Company is liquidated, the assets of the Company shall be distributed to the Interest Holders in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss pursuant to Sections 4.1 or 4.2, if any, and distributions, if any, of cash or property, if any, pursuant to Sections 4.1 and 4.2.3, and 4.3.

4.4.2. No Interest Holder shall be obligated to restore a Negative Capital Account.

4.5. General.

4.5.1. Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Management Committee.

4.5.2. The Company Assets may be distributed in kind to the Interest Holders, and those assets shall be valued on the basis of their fair market value. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Management Committee. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.2 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.4.

4.5.3. All Profit and Loss shall be allocated, and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit, Loss or proceeds attributable to a Capital Transaction or to any other extraordinary non-recurring items of the Company.

4.5.4. The Management Committee is hereby authorized, upon the advice of the Company’s tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder’s prior written consent.

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Section V

Management and Management Committee: Rights, Powers, Duties and Obligations

5.1. Management and Management Committee .

5.1.1. The business and affairs of the Company shall be managed under the direction and control of a management committee (the “Management Committee”), which shall consist of three (3) individuals, who are called Managers (each a “Manager,” and collectively, the “Managers”). Managers need not be Members. The Management Committee initially shall consist of two (2) individuals nominated by Trxade Health, namely Suren Ajjarapu and Prashant Patel and (1) individual nominated by Exchange Health, namely Hemanshu Pandya. If Trxade Health or Exchange Health holds less than a twenty-five percent (25%) Percentage under Exhibit A, as amended, such Member shall forfeit the right to exclusively nominate a Manager to the Management Committee as described in the preceding sentence, and in such event, the right to appoint and/or remove said Manager to the Management Committee shall be vested those Member(s) holding greater than 50% of the Interests by majority vote thereof. Except as otherwise agreed by the Members, the members of the Management Committee shall serve without compensation from the Company.

5.1.2. All powers of the Company shall be exercised by or under the authority of the Management Committee. Decisions of the Management Committee within its scope of authority shall be binding upon the Company and each Member.

5.1.3. Meetings of the Management Committee shall be held at the principal place of business of the Company or at any other place that the Management Committee may determine. In the alternative, meetings may be held by conference telephone, provided that each member of the Management Committee can hear the others. The presence of at least two (2) of the Members of the Management Committee shall constitute a quorum for the transaction of business. Meetings shall be held once each month, or otherwise in accordance with a schedule established by the Management Committee. In addition, any member of the Management Committee may convene a meeting thereof by phone, upon at least four (4) business days’ prior written notice to the other members. The Management Committee also may make decisions, without holding a meeting, by written consent of a majority of the members of the Management Committee. Minutes of each meeting and a record of each decision shall be kept by the designee of the Management Committee and shall be given to the Members promptly after the meeting.

5.1.4. Decisions of the Management Committee shall require the approval of at least two (2) Managers.

5.1.5. The Member’s having the authority to nominate a Manager may, with or without cause, at any time and from time to time and for any reason, may remove their specifically nominated Manager then acting and elect a new Manager. Any vacancy occurring for any reason in the number of Managers may be filled by the affirmative vote or written consent of the Members authorized to appoint such Manager. Additionally, if any one or more of the following events occurs, a majority of the Members may remove a Manager:

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5.1.5.1. The Manager’s willful or intentional violation or reckless disregard of the Manager’s duties to the Company; or

5.1.5.2. The Members having the authority to nominate the Manager have an Involuntary Withdrawal.

5.1.6. The Management Committee shall, as soon as practicable, appoint an individual to supervise the day-to-day operations of the Company and such person shall be designated as President. The President shall be subject to the general supervision and control of the Management Committee and shall carry out the policy decisions made by the members of the Management Committee. At each regular meeting of the Management Committee (and, when requested by any member thereof, at any special meeting of the Management Committee), the President shall be present and shall report to the Management Committee on the operations of the Company or any other matters as any member of the Management Committee may request.

5.1.7. At the direction of the Management Committee, the President shall have the full power to execute, for and on behalf of the Company, any and all documents and instruments which may be necessary to carry on the business of the Company, including, without limitation, any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, guarantees, security agreements, and financing statements pertaining to the Company’s assets or obligations. No person dealing with the President need inquire into the validity or propriety of any document or instrument executed in the name of the Company by the President, or as to the authority of the President in executing the same.

5.1.8. Restrictions on the Management Committee. Notwithstanding anything in this Operating Agreement to the contrary, the Management Committee shall not have any authority to take any of the following acts on behalf of the Company without the unanimous approval of all Managers on the Management Committee:

(a) any Capital Transaction;

(b) the entering into of any contract or transaction with any Member, any individual on the Management Committee, or Affiliate of any Member or and individual on the Management Committee;

(c) to lend, assume, or guaranty debt in excess of $500,000 in any one fiscal year;

(d) the engaging of the Company in any business not contemplated by Section 2.3 of this Agreement or the changing of the name of the Company or its principal office;

(e) the sale, conveyance, exchange, lease, mortgage, or other transfer of substanially all the assets of the Company prior to February 15, 2025;

(f) the Distributions of Capital Proceeds;

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(g) the purchase, sale, lease, mortgage, encumbrance or other disposition of real property, or of any right therein, or the construction or destruction of buildings or other facilities which are not included in an approved budget;

(h) the entering into of any rental and lease agreements exceeding four (4) years in duration; and

(i) the institution of a proceeding for the Company to be adjudicated as bankrupt or insolvent, the consent to the institution of bankruptcy or insolvency proceedings against the Company, the filing of a petition, answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy laws with respect to the Company, the consent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, or other similar official for the Company, or for any substantial part of its property, any assignment for the benefit of the Company’s creditors, any admission of the Company’s inability to pay its debts generally as they become due, or any action or furtherance of any such proceeding or similar action.

5.1.9. Limitation on Authority of Members and Manager.

5.1.9.1. No Member or Manager is an agent of the Company solely by virtue of being a Member or Manager, and no Member or Manager has authority to act for the Company solely by virtue of being a Member or Manager. Managers may only act as an agent of the Company or act for the Company with express authority from the Management Committee.

5.1.9.2. This Section 5.1 supersedes any authority granted to the Members or Manager pursuant to the Act. Any Member or Manager who takes any action or binds the Company in violation of this Section 5.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

5.2. Meetings of and Voting by Members.

5.2.1. A meeting of the Members may be called at any time by any Manager or by those Members holding at least a majority of the Percentages then held by Members. Meetings of Members shall be held at the Company’s principal place of business or at any other place designated by the Person calling the meeting. Not less than ten (10) nor more than ninety (90) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting, the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or if such Member is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding not less than a majority of the Percentages then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by his duly authorized attorney in fact.

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5.2.2. Except as otherwise provided in this Agreement, wherever this Agreement requires the approval of the Members, the affirmative vote of members holding a majority or more of the Percentages then held by Members shall be required to approve the matter.

5.2.3. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding a majority of the Percentages then held by Members.

5.3. Personal Services.

5.3.1. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Management Committee, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

5.3.2. Unless approved by a Supermajority Interest, the Managers on the Management Committee shall not be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the Management Committee shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.4. Duties of Parties, Non-Competition.

5.4.1. The Managers on the Management Committee shall devote such time to the business and affairs of the Company as is necessary to carry out the Management Committee’s duties set forth in this Agreement.

5.4.2. Except as otherwise expressly provided in this Section 5.4.3, nothing in this Agreement shall be deemed to restrict in any way the rights of the Management Committee, Manager or any Member, or of any Affiliate of the Managers on the Management Committee or any Member, to conduct any other business or activity whatsoever, and the Management Committee, Managers or any Member shall not be accountable to the Company or to any Member with respect to that business or activity. The organization of the Company shall be without prejudice to their respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of the Management Committee or any other Member or the Management Committee’s or Member’s Affiliates. Notwithstanding the foregoing, however, without the prior written approval of the unanimous consent of the Management Committee, a Manager or Member may not, directly or indirectly, (a) enter into a business relationship with any other Person that is materially adverse to the Business of the Company or an Affiliate of the Company, or (b) cause any Person to reduce or terminate its relationship with the Company or any Affiliate of the Company. The foregoing covenants shall apply to each Member, and each Manager during the period in which each Manager is a Member.

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5.4.3. Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm’s length and on commercially reasonable terms as determined by the Management Committee.

5.5. Liability and Indemnification.

5.5.1. The individuals on the Management Committee shall not be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by the Management Committee within the scope of the authority conferred on the Management Committee by this Agreement, except for fraud, gross negligence, willful misconduct, or an intentional breach of this Agreement.

5.5.2. The Company shall indemnify individuals on the Management Committee for any act performed by such individual on the Management Committee within the scope of the authority conferred on the Management Committee by this Agreement, except for fraud, gross negligence, willful misconduct or an intentional breach of this Agreement.

5.6. Power of Attorney.

5.6.1. Grant of Power. Each Member constitutes and appoints the Management Committee as the Member’s true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Member’s name, place and stead, to make, execute, sign, acknowledge, and file:

5.6.1.1. the Certificate of Formation;

5.6.1.2. all documents (including amendments to the Certificate of Formation) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

5.6.1.3. any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Delaware or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Delaware;

5.6.1.4. one or more fictitious or trade name certificates; and

5.6.1.5. all documents which may be required to dissolve and terminate the Company and to cancel its Certificate of Formation.

5.6.2. Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member and be binding on such Member’s heirs. It also shall survive the Transfer of an Interest, except that if the transferee is approved for admission as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

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5.7. Access to Information

5.7.1. Upon request, each Member shall be sent quarterly and annually, but in no event later than 90 days after the close of the company’s fiscal quarter or year, as applicable, a copy of the company’s federal, state, and local tax returns and such other information as the company shall prepare with respect to its business and financial condition. Upon reasonable demand and for any purpose reasonably related to the Member’s Interest as a Member, each member, at the principal offices of the company, may inspect and copy (1) a current list of the names and last known addresses of each member and manager; (2) a listing showing the value and form of capital contribution made by each member; (3) a copy of the Certificate of Formation, the limited liability company agreement of the company, and any amendments thereto; and (4) all other information regarding the affairs of the company.

5.7.2. The Management Committee shall have the absolute discretion to withhold any information from a member requested under Section 5.7.1(4) above that the manager deems to be in the nature of trade secrets or confidential information, the disclosure of which would not be in the best interest of the Company. The Management Committee shall not disclose any information to members which is required by law or agreement with a third-party to be kept confidential.

5.8       Transactions Between the Company and the Members. .Notwithstanding that it may constitute a conflict of interest, the Members and their Affiliates may engage in any transaction with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from persons capable of similarly performing them, and the Management Committee unanimously approves the transaction in writing.

Section VI

Transfer of Interests, Sales of Interests, and Withdrawals of Members

6.1. Transfers.

6.1.1. No Person may Transfer all or any portion of or any interest or rights in the Person’s Membership Rights or Interest unless the following conditions (“Conditions of Transfer”) are satisfied:

6.1.1.1. The Transfer will not require registration of Interests or Membership Rights under any federal or state securities laws;

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6.1.1.2. The transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement.

6.1.1.3. The Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended;

6.1.1.4. The transferor or the transferee delivers the following information to the Company: (i) the transferee’s taxpayer identification number and (ii) the transferee’s initial tax basis in the Transferred Interest;

6.1.1.5. The transfer will not result in the Company being taxed as a corporation for purposes of federal or state income tax purposes;

6.1.1.6 .. The transfer conforms with the other provision under this Section 6.

6.1.2. If the Conditions of Transfer are satisfied, as well as another other conditions and restrictions founder herein, including but not limited to those restrictions under Sections this Section 6, then a Member or Interest Holder may Transfer all or any portion of that Person’s Interest. The Transfer of an Interest pursuant to this Section 6.1 shall not result, however, in the Transfer of any of the transferor’s other Membership Rights, if any, and the transferee of the Interest shall have no right to: (i) become a Member without the consent of the Members required by this Agreement; or (ii) exercise any Membership Rights other than those specifically pertaining to the ownership of an Interest or otherwise referenced herein.

6.1.3. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 6.1 in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights or Interests in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company or have any other rights in or with respect to the Membership Rights.

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6.1.4. Right of First Refusal

6.1.4.1. If any Member (or legal representative) desires to sell (collectively for purposes of this Section 6.1.4, the “Selling Member”) all or any part of such Selling Member’s Interest or Membership Rights, as applicable (collectively for purposes of this Section 6.1.4, the “Offered Membership Interest”), and such Selling Member receives an acceptable bona fide third party offer for the purchase of the Offered Membership Interest, the Selling Member shall comply with the following provisions:

6.1.4.2. The Selling Member shall deliver written notice to the Management Committee and to the other Members (the “Non-Selling Members”) stating (i) the Selling Member’s bona fide intention to sell the Offered Membership Interest, (ii) the size or amount of the Offered Membership Interest, (iii) the purchase price, terms of payment and other material terms and conditions contained in the offer received by the Member, and (iv) the name and address of the proposed purchaser (such notice, the “Sale Notice”). Within thirty (30) days after receipt of the Sale Notice (the “Company Option Period”), the Management Committee shall have the right, but not the obligation, to elect on behalf of the Company to purchase all, but not less than all, of the Offered Membership Interest at the price and the other terms and conditions set forth in the Sale Notice and the terms of payment provided therein. If the Sale Notice provides for the payment of non-cash consideration, the Company may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Management Committee. If the Management Committee exercises such right on behalf of the Company within the Company Option Period, the Management Committee shall give written notice of that fact to the Selling Member and the Non-Selling Members.

6.1.4.3. If the Management Committee fails to elect on behalf of the Company to purchase the entire Offered Membership Interest within the Company Option Period, then, within thirty (30) days after the expiration of the Company Option Period, the Non-Selling Members shall have the right, but not the obligation, to elect to purchase all, but not less than all, of the Offered Membership Interest at the price and terms of payment designated in the Sale Notice or the terms of payment provided therein. If the Sale Notice provides for the payment of non-cash consideration, the Non-Selling Members each may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Management Committee.

6.1.4.4. Each Non-Selling Member desiring to purchase the Offered Membership Interest shall notify the Management Committee in writing of the Non-Selling Member’s desire to purchase such Offered Membership Interest. The failure of any Non-Selling Member to submit a notice within the applicable period shall constitute an election on the part of that Non-Selling Member not to purchase any of the Offered Membership Interest that may be sold. The Non-Selling Members shall each be entitled to purchase a portion of the Offered Membership Interest in the same proportion that the Interest of such Non-Selling Member bears to the aggregate of the Interests of all of the Non-Selling Members. If any Non-Selling Members elect to purchase none or less than all of such Non-Selling Member’s pro rata share of the Offered Membership Interest (such remaining unpurchased Offered Membership Interests, the “Remaining Interests”), then each of the other Non-Selling Members can elect to purchase that percentage of the Remaining Interests (such electing Non-Selling Members, the “Overallotment Members”) equal to the quotient obtained by dividing (i) the Overallotment Member’s Interest, by (ii) the aggregate Interest owned by all Overallotment Members.

6.1.4.5. If both the Company and the Non-Selling Members elect not to purchase, or default in their obligation to purchase, all of the Offered Membership Interest, then the Selling Member may sell the Offered Membership Interest to the purchaser described in the Sale Notice, provided such sale (i) is completed within thirty (30) days after the earlier of (a) the expiration of the Company’s and the Non-Selling Members’ right to purchase the Offered Membership Interest, and (b) the default in the obligation of the Company or the Non-Selling Member to purchase, and (ii) is made on terms no less favorable to the Selling Member than as designated in the Sale Notice. Such purchaser may only be admitted as a Member of the Company pursuant to the requirements set forth in Section 6.1.8.

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6.1.4.6. Compliance with this Section 6.1.4 does not modify any of the transfer restrictions in this Section 6 or otherwise entitle a Member to transfer the Member’s Interest or Membership Rights other than in the manner prescribed by this Section 6, including but not limited to the restrictions found under Section 6.1.2. If the Offered Membership Interest is not sold within the time periods provided herein, the Selling Member must give notice in accordance with this 6.1.4 prior to any other or subsequent transfer of the Offered Membership Interest.

6.1.5. Tag-Along Right. In addition to the Right of First Refusal under Section 6.1.4 above and other restrictions found herein, no Selling Member shall voluntarily transfer their Offered Membership Interest to a third party (“Third Party”) unless the other non-transferring Members (“Other Members”) are given the opportunity (“Tag-Along Right”) to transfer to the Third Party a portion of their Interests at a price and on terms and subject to conditions that are no less favorable to the Other Members than those to the Selling Member. All electing Other Members and the Selling Member shall be entitled to sell the same percentage of their Interests. The Other Members may exercise the Tag-Along Right by giving written notice of such exercise to the Selling Member during the Option Periods specified under Section 6.1.4 above and the Selling Member has provided written notice to the Other Members of such proposed transfer containing a copy of the offer of the Third Party in the Sale Notice specified under Section 6.1.4 above. If some or all of the Other Members exercise the Tag-Along Right, then the Selling Member shall not transfer any of the Selling Member Interests to the Third Party unless the Third Party also acquires the Interests of the Other Member(s) in accordance with the provisions of this Section 6.1.5. Compliance with this Section 6.1.5 does not modify any of the transfer restrictions in this Section 6 or otherwise entitle a Member to transfer the Member’s Interest or Membership Rights other than in the manner prescribed by this Section 6, including but not limited to the restrictions found under Section 6.1.2.

6.1.6. Drag-Along Rights.

6.1.6.1. If at any time a Member or a group of Members owning in excess of 50% of the total Interests (whether one or more, the “Selling Holder”) proposes to transfer (“Proposed Transfer”) all of the Interests to a Third Party in an arm’s-length transaction, and such Proposed Transfer is approved by the Management Committee, the Selling Holder shall have the right (“Drag-Along Right”) to require all (but not less than all) of the other Interest Holders (“Other Interest Holders”) to sell in the Proposed Transfer all (but not less than all) of the Interests then owned by the Other Interest Holders on the same terms and conditions as are obtained by the Selling Holder (consistent with the economic interests of such Other Interest Holders under the terms of this Agreement). Each Other Interest Holder hereby agrees to take all reasonable steps necessary to enable such Other Interest Holder to comply with the provisions of this Section 6.1.6, including executing and performing a purchase and sale, merger or other applicable acquisition agreement on the same terms as the Selling Holder. The Selling Holder shall keep each Other Interest Holder advised in writing of, and consult on a timely basis with each Other Interest Holder concerning, any transfer with respect to which the Selling Holder has exercised the Drag-Along Right.

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6.1.6.2. To exercise the Drag-Along Right, the Selling Holder shall give each Other Interest Holder and the Company a written notice (“Drag-Along Notice”) containing (i) confirmation that the Third Party proposes to acquire all of the Interests, (ii) the name and address of the Third Party, and (iii) the proposed purchase price, terms of payment and other material terms and conditions of the Third Party’s offer. Each Other Interest Holder shall thereafter be obligated to sell all (but not less than all) of its Interests (and all rights associated therewith) as provided in such Drag-Along Notice, provided that the transaction is consummated within 120 days after the delivery of the Drag-Along Notice. If the sale is not consummated within such 120-day period, then each Other Interest Holder shall no longer be obligated to sell such Interest Holder’s Interests or Interests pursuant to that specific Drag-Along Notice, but shall remain subject to the provisions of this Section 6.1.6. with respect to any subsequent transfer to which the Drag-Along Right would apply.

6.1.7. Preemptive Rights.

6.1.7.1 No Interests of any class, or any rights, warrants, options or privileges to acquire Interest of any class, shall be issued by the Company without consent of the Management Committee; and, in the event of any issuance of any Interests, Membership Rights or rights, warrants, options or privileges to acquire Interests (collectively, “Equity Interests”), each Member shall have the right and option to acquire (on the same terms and conditions upon which the Equity Interests are proposed to be issued) a pro rata portion of the Equity Interests that are proposed to be issued (based upon the Member’s then-current percentage ownership of Interests), immediately before those Equity Interests are offered for sale or issuance, it being the parties’ intent, among other things, that each Member shall have the right, option and privilege to acquire a sufficient number of Equity Interests on those terms and conditions to avoid the dilution of his or her percentage ownership of and rights (including, without limitation, voting rights) in the Company. The Company shall deliver written notice (the “Preemptive Notice”) to each Member prior to the date of any proposed issuance of and such offered Equity Interests. Each Member shall have a period of twenty one (21) days after the date the Preemptive Notice is given (within which to elect to purchase the Member’s eligible amount at the price and upon the terms specified above by giving written notice to the Company. The Members at all times shall vote their Interests to assure that the mutual promises contained in this Section 6.1.7 are carried out.

6.1.7.2 Notwithstanding the foregoing, the preemptive rights established by this Section 6.1.7 shall have no application to any of the following securities:

(a) Equity Interests to be issued after the Effective Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary of the Company, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Management Committee of the Company;

(b) Equity Interest issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Management Committee;

(c) Equity Interests issued in connection with any stock split, stock dividend or recapitalization by the Company, or in connection with any other anti-dilution rights;

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(d) any Equity Interests issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution approved by the Management Committee;

(e) any Equity Interests that are issued by the Company pursuant to a registration statement filed under the Securities Act;

(f) Equity Interests issued in connection with any Drag Alone Right; and

(g) any Equity Interests issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Management Committee;

6.1.7.3. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Interests to any Member which would cause the Company to be in violation of applicable state or federal securities laws by virtue of such offer or sale or who is not an Accredited Investor at the time of such sale.

6.1.8 Admission of Transferee as Member. Notwithstanding anything contained herein to the contrary, the transferee of all or any portion of, or any interest or rights in, any Membership Rights shall not be entitled to become a Member or exercise any rights of a Member, as further described under Section 6.1.2. The transferee shall be entitled to receive, to the extent transferred, only the distributions and other Interest rights to which the transferor would be entitled; and the transferee shall not be admitted as a Member unless the Members unanimously consent to such admission.

6.2. Voluntary Withdrawal. Any Member shall have the right or power to effect a Voluntary Withdrawal from the Company, provided that such member must give ninety (90) days prior written notice to all Members. Any Member who effectuates a Voluntary Withdrawal shall not be permitted to receive the fair value or any value of the Member’s Interest or Membership Rights as of the date of the Voluntary Withdrawal as otherwise provided in Section 18-604 of the Act, and may instead effect a Voluntary Withdrawal by forfeiture of its Interests (and all Membership Rights and other rights associated therewith) without compensation or consideration back to the Company; provided however, that if Trxade Health (a) effectuates a Voluntary Withdrawal prior to February 15th, 2024 (the “Earn Out Period”), and (b) the Company has failed to meet any of the Revenue Targets required by the Earn Out Payments prior the expiration of the Earnout Period, then all obligations of Trxade Health under the Earn Out Payments and the Note shall terminate, as further described therein.

6.3. Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the member who has effectuated an Involuntary Withdrawal shall thereupon become an Interest Holder but shall not become a Member. If the Company is continued by vote of the members, the successor Interest Holder shall have all the rights of an Interest Holder but shall not be entitled to receive the fair market value of the Member’s Interest as of the date of the Involuntary Withdrawal from the Company as otherwise provided in Section 18-604 of the Act.

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6.4 Trxade Buyout Provision.

6.4.1. Trxade Health, or its assigns (collectively, the “Purchaser”), may at any time by written notice (the “Buyout Notice”) to any other Member (the “Seller”), offer to purchase all (but not less than all) of such Seller’s Membership Interests at a purchase price as stated in the Buyout Notice (the “Buyout Price”), which shall be calculated and payable pursuant to the DCF Valuation Method specified on Exhibit F If the Buyout Price is paid to Exchange Health or its successors or assigns, any remaining amounts payable under the Note become immediately due and payable, as further described under Exhibit F.

6.4.1. Upon receipt of the Buyout Notice, within thirty (30) days after receipt of the Buyout Notice, the Purchaser shall purchase, and the Seller shall sell all its Interests to the Purchaser at the Buyout Price. Each Member acknowledges that by executing this Agreement, he, she or it hereby waives any subsequent objection to the enforcement of the deemed election set forth in herein.

6.4.2. The applicable purchase price to the Seller for Interests shall be paid no later than ten (10) days following the determination of such Buyout Price, or as otherwise agreed by the Seller and the Purchaser.

Section VII

Dissolution, Liquidation, and Termination of the Company

7.1. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

7.1.1. when the period fixed for its duration in Section 2.4 has expired;

7.1.2. upon the unanimous written agreement of all of the Management Committee;

7.1.3. upon the sale of all or substantially all of the assets of the company; or

7.1.4. the entry of a decree of judicial dissolution under 6 Del. C. § 18-802.

7.2. Procedure for Winding Up and Dissolution. If the Company is dissolved, the Management Committee shall wind up its affairs. If there shall be no Management Committee, the Members shall elect a Person to wind up the affairs of the Company. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then to the Interest Holders in proportion to their respective Capital Accounts.

7.3. Filing of Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Management Committee shall promptly file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware. If the Management Committee has caused the dissolution of the Company, whether voluntarily or involuntarily, then a Person selected by a majority vote of the Members to wind up the affairs of the Company shall file the Certificate of Cancellation.

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Section VIII

Books, Records, Accounting, and Tax Elections

8.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Management Committee shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2. Books and Records.

8.2.1. The Management Committee shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the Certificate of Formation and Limited Liability Company Agreement and all amendments to the Certificate of Formation and the Limited Liability Company Agreement; a current list of the names and last known business, residence, or mailing addresses of all Members; and the Company’s federal, state, or local tax returns.

8.2.2. The books and records shall be maintained in accordance with generally accepted accounting practices and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours for any purpose reasonably related to such Member’s interest as a Member.

8.2.3. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member’s inspection and copying of the Company’s books and records.

8.3. Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Management Committee, subject to the requirements and limitations of the Code.

8.4. Reports. Within seventy-five (75) days after the end of each taxable year of the Company, the Management Committee shall cause to be sent to each Person who was a Member at any time during the accounting year then ended: (i) an annual compilation report, prepared by the Company’s independent accountants in accordance with standards issued by the American Institute of Certified Public Accountants, and (ii) a report summarizing the fees and other remuneration paid by the Company to any Member, the Management Committee or any Affiliate in respect of the taxable year. In addition, within seventy-five (75) days after the end of each taxable year of the Company, the Management Committee shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder’s income tax returns for that year. At the request of any Member, and at the Member’s expense, the Management Committee shall cause an audit of the Company’s books and records to be prepared by independent accountants for the period requested by the Member.

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8.5. Tax Matters Partner. The Management Committee shall be the Company’s Partnership Representative (“Partnership Representative”). The Partnership Representative shall have all powers and responsibilities provided in Code Sections 6221 et seq. The Partnership Representative shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Partnership Representative. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Partnership Representative in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Partnership Representative may not compromise any dispute with the Internal Revenue Service without the approval of the Members. The Partnership Representative, if the Company is so eligible, will elect out of the unified partnership audit rules pursuant to Code Section 6221(b). If the Partnership Representative determines that the Company is not eligible to make that election under Code Section 6221(b), the Partnership Representative shall make the election under Code Section 6226 to push the tax liability out to the Members.

8.6. Tax Elections. The Management Committee shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be at the Management Committee’s sole and absolute discretion, subject to the Management Committee’s obligations to act in the best interest of the Company and its Members.

8.7. Title to Company Assets.

8.7.1. Except as provided in Section 8.7.2, all real and personal property acquired by the Company shall be acquired and held by the Company in its name.

8.7.2. The Management Committee may direct that legal title to all or any portion of the Company’s Assets be acquired or held in a name other than the Company’s name. Without limiting the foregoing, the Management Committee may cause title to be acquired and held in its name or in the names of trustees, nominees, or straw parties for the Company. It is expressly understood and agreed that the manner of holding title to the Company’s Assets (or any part thereof) is solely for the convenience of the Company, and all of Assets shall be treated as Company Assets.

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Section IX

General Provisions

9.1. Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Management Committee deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

9.2. Notifications. Any and all notices, requests, demands, or other communications provided for hereunder, shall be given in writing by personal service, by registered or certified mail, postage prepaid, overnight delivery service, delivery charges prepaid, or by email, facsimile or other electronic means addressed to the intended recipients at the addresses set forth below or at such other addresses as the intended recipients may have designated in written notices to the other parties hereto. A notice shall be deemed to have been received when personally served or delivered or five (5) days after being mailed, or one (1) day after being sent by overnight delivery service or by email, facsimile or other electronic means Any notice to be given hereunder by the Company shall be given by the Management Committee. A notice must be addressed to an Interest Holder at the Interest Holder’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

If to Company:
SOSRx, LLC

2420 Brunello Trace
Lutz, FL 33558
Email: Suren@trxade.com

With copies to (which shall not constitute notice):
Steven D. Lee, Esq.
Foundation Law Group LLP
445 South Figueroa Street, Suite 3100
Los Angeles, CA 90071
Email: steve@foundationlaw.com

If to a Member, or the Company, at the address set forth on Exhibit A attached hereto.

9.3 Complete Agreement. This Agreement, together with the Exhibits referenced herein, constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of Supermajority Interest .

9.4. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

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9.5. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.6. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

9.7. Mediation. Any controversy or claim arising out of or relating to this Agreement or any related agreement will be settled in the following manner: (a) a senior executive representing each of the Members will meet to discuss and attempt to resolve any such controversy or claim within fifteen (15) days after one Member provides written notice to the other Member requesting resolution of a controversy or claim hereunder (a “Mediation Notice”); (b) if such controversy or claim is not resolved as contemplated by clause (a) within ten (10) days after receipt of the Mediation Notice, the Members will, by mutual consent, select an independent third party in Tampa, Florida, to mediate such controversy or claim, provided that such mediation will not be binding upon any of the parties; and (c) if such controversy or claim is not resolved as contemplated by clauses (a) or (b) within thirty (30) days after initiation or request of such mediation, the parties shall proceed to arbitration under Section 9.9 below.

9.8 Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm, the Members agree to resolve any controversy, claim, or dispute arising out of or relating to this Agreement (a “Dispute”) by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”) whether such Dispute arose or the facts on which such Dispute is based occurred prior to or after the Effective Date. The Members agree that (i) one arbitrator shall be appointed to conduct the arbitration by mutual agreement of the parties thereto or, if the parties are unable to reach mutual agreement within thirty (30) days, then the arbitrator shall be selected pursuant to AAA procedure, (ii) all meetings of the parties to the arbitration and all hearings with respect to any such arbitration shall take place in Tampa, Florida, (iii) each party to the arbitration shall bear its own costs and expenses (including, without limitation, all attorneys’ fees and expenses, except to the extent otherwise required by applicable law), and (iv) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties to the arbitration. The Members agree that the judgment, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the parties to the arbitration. Nothing in this section shall prohibit any Member from instituting litigation to enforce any final judgment, award or determination of the arbitration. Each Member hereby irrevocably submits to the jurisdiction of the Delaware Court of Chancery, and agrees that either court shall be the exclusive forum for the enforcement of any such final judgment, award or determination of the arbitration. Each Member irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum.

9.9. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

9.10. Separability of Provisions. Each and every provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

9.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

MEMBERS:

EXCHANGE HEALTH, LLC

By:	Hemanshu Pandya
Title:	President

TRXADE HEALTH, INC.

By:	Suren Ajjarapu, CEO

Exhibits

Exhibit A: Members and Interests and Contributions

Exhibit B: Note

Exhibit C: Earn Out Payment

Exhibit D: Distribution Agreement

Exhibit E: Asset Contribution Agreement

Exhibit F: DCF Valuation Method

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